SECURITIES & EXCHANGE COMMISSION
                    WASHINGTON, D.C. 20549

                             SCHEDULE 13G
                UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO.       )*


NAME OF ISSUER:  Nashua Corporation

TITLE OF CLASS OF SECURITIES:  Common Stock

CUSIP NO.:  631226107

FEE BEING PAID:  YES

(1)  NAMES OF REPORTING PERSONS:  (i)  President and Fellows of
                                       Harvard College ("P&F")
                                 (ii)  Harvard Yenching Institute
                                       ("HYI")

     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS:

                                  (i) P&F: 04-2103580
	                                (ii) HYI: 04-2062394

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (A)  X
                                                       (B)

(3)  SEC USE ONLY

(4)  CITIZENSHIP OR PLACE OF ORGANIZATION:
     (i)   P&F: Massachusetts
     (ii)  HYI: Massachusetts

     NUMBER OF SHARES BENEFICIALLY OWNED
     BY EACH REPORTING PERSON WITH:

    (5)  SOLE VOTING POWER           (i)  P&F: 309,800 SHARES
                                    (ii)  HYI:   6,900 SHARES

    (6)  SHARED VOTING POWER         (i)  P&F:       0 SHARES
                                    (ii)  HYI:       0 SHARES

    (7)  SOLE DISPOSITIVE POWER      (i)  P&F: 309,800 SHARES
                                    (ii)  HYI:   6,900 SHARES

    (8)  SHARED DISPOSITIVE POWER    (i)  P&F        0 SHARES
                                    (ii)  HYI:       0 SHARES

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
     (i)  P&F: 309,800 SHARES
     (ii) HYI:   6,900 SHARES

(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES:

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
     (i)  P&F: 4.9%
     (ii) HYI: 0.1%

(12)  TYPE OF REPORTING PERSON: (i)  P&F: EP
                                (ii) HYI: EP


                    SECURITIES & EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549
                             SCHEDULE 13G
                UNDER THE SECURITIES EXCHANGE ACT OF 1934


AMENDMENT NO:                            DATE: February 14, 1994

FEE BEING PAID:  YES


ITEM 1(A)  NAME OF ISSUER:  Nashua Corporation

ITEM 1(B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
           44 Franklin Street
           P.O. Box 2002
           Nashua, NH 03061

ITEM 2(A)  NAME OF PERSON FILING: (i)   President and Fellows of
                                        Harvard College ("P&F")
                                  (ii)  Harvard Yenching
                                        Institute ("HYI")

ITEM 2(B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:
           (i)  President and Fellows of Harvard College
                c/o Harvard Management Company, Inc.
                600 Atlantic Avenue
                Boston, MA 02210
          (ii)  Harvard Yenching Institute
                c/o Harvard Management Company, Inc.
                600 Atlantic Avenue
                Boston, MA 02210

ITEM 2(C)  CITIZENSHIP:  (i)  P&F: Massachusetts
                        (ii)  HYI: Massachusetts

ITEM 2(D)  TITLE OF CLASS OF SECURITIES:  Common Stock

ITEM 2(E)  CUSIP NO.:  631226107

ITEM 3     TYPE OF PERSON: The entities filing are a Group in
                           accordance with
                           Rule 13d-1(b)(1)(ii)(H).

ITEM 4(A)  AMOUNT BENEFICIALLY OWNED:  (i) P&F: 309,800 SHARES
                                      (ii) HYI:   6,900 SHARES

ITEM 4(B)  PERCENT OF CLASS:  (i) P&F: 4.9%
                             (ii) HYI: 0.1%





ITEM 4(C)  (i) SOLE POWER TO VOTE:       (i) P&F: 309,800 SHARES
                                        (ii) HYI:   6,900 SHARES
          (ii) SHARED POWER TO VOTE:     (i) P&F:       0 SHARES
                                        (ii) HYI:       0 SHARES
         (iii) SOLE POWER TO DISPOSE:    (i) P&F: 309,800 SHARES
                                        (ii) HYI:   6,900 SHARES
          (iv) SHARED POWER TO DISPOSE:  (i) P&F:       0 SHARES
                                        (ii) HYI:       0 SHARES

ITEM 5   OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS:
         NOT APPLICABLE

ITEM 6   OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER
         PERSON:  NOT APPLICABLE

ITEM 7   IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARIES:
         NOT APPLICABLE

ITEM 8   IDENTIFICATION AND CLASSIFICATIONS OF MEMBERS OF THE
         GROUP:  (i)  P&F: EP
                 (ii) HYI: EP

ITEM 9  NOTICE OF DISSOLUTION OF THE GROUP: NOT APPLICABLE

ITEM 10 CERTIFICATION:

BY SIGNING BELOW THE UNDERSIGNED CERTIFY THAT, TO THE BEST OF THEIR KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSE OR EFFECT.

AFTER REASONABLE INQUIRY AND TO THE BEST OF THEIR KNOWLEDGE AND
BELIEF, THE UNDERSIGNED CERTIFY THAT THE INFORMATION SET FORTH IN
THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

Date: February 14, 1994       PRESIDENT AND FELLOWS OF
                              HARVARD COLLEGE


                              By:/s/ Verne O. Sedlacek
                                 Name:  Verne O. Sedlacek
                                 Title: Authorized Signatory


                              HARVARD YENCHING INSTITUTE


                              By:/s/ Verne O. Sedlacek
                                 Name:  Verne O. Sedlacek
                                 Title: Authorized Signatory